Exhibit 99.2

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS INITIATES PIVOTAL PHASE 3 TRIAL IN OBESE PATIENTS AND ANNOUNCES QNEXA DOSE

EQUIP trial to study impact of Qnexa in morbidly obese patients

Mountain View, Calif, November 9, 2007— VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that it has initiated the first of two pivotal phase 3 studies of Qnexa in obese patients. The EQUIP study (OB-302) will enroll morbidly obese patients with Body Mass Index (“BMI”) that equals or exceeds 35. The co-primary endpoints for these studies will evaluate the differences between treatments from baseline to the end of the treatment period, in mean percent weight loss and in the percentage of subjects achieving weight loss of 5% or more.   All phase 3 studies will utilize the company’s novel once-a-day formulation of Qnexa, which at full strength, contains 15 mg phentermine IR and 92 mg topiramate CR.  PK/PD studies have confirmed that the once-a-day formulation is comparable to the twice-a-day formulation used in the phase 2 study.

“The initiation of the first phase 3 study of Qnexa is a seminal moment in the history of VIVUS.  The EQUIP study will look at the effect of Qnexa on morbidly obese patients, while CONQUER, our second phase 3 study, will study obese patients with serious co-morbidities. Together these pivotal studies will encompass the population of patients who are at the greatest risk and in the greatest need of new treatments,” commented Leland Wilson, president and chief executive officer of VIVUS.  “The company, together with our CRO, Medpace, has spent several months planning and preparing for these pivotal studies.  The initiation of these studies is a major achievement for all involved.”

“The phase 2 data resulted in patients treated with Qnexa having a 10.7% reduction in weight on an intent-to-treat basis at the end of 24 weeks.  Observational data in clinical practice suggests that long-term treatment with Qnexa results in weight loss of up to 15% in morbidly obese patients treated for 9 months.  Morbidly obese patients are often candidates for bariatric surgery.  A recently published study shows that patients who have undergone Laparoscopic Adjustable Gastric Banding Procedure lost 13.2% total weight.  The EQUIP study will allow us to see the effect of Qnexa on this morbidly obese set of patients,” commented Dr. Wesley Day, vice president clinical development of VIVUS.  “I believe the EQUIP and the CONQUER trials will confirm the efficacy and safety of Qnexa in patients that are in desperate need of new pharmacological treatments. If approved, Qnexa may provide a non-invasive alternative to surgery.”

Qnexa QD, a novel once-a-day formulation

The company has developed a proprietary once-a-day formulation of Qnexa.  The formulation consists of immediate release (IR) phentermine and controlled release (CR) topiramate.  In the phase 3 program, three different strengths will be tested.  Full strength Qnexa QD contains 15 mg phentermine IR and 92 mg of topiramate CR.  Mid-dose Qnexa QD contains 7.5 mg phentermine IR and 46 mg of topiramate CR.  Low-dose Qnexa QD contains 3.75 mg phentermine IR and 23 mg of topiramate CR.  PK/PD studies have confirmed that full strength Qnexa QD is comparable with the twice-a-day formulation that was used in the phase 2 study.  The once-a-day controlled release formulation of topiramate was able to reduce the peak plasma concentration by 20%, delay the time to maximum plasma concentration by 6 hours while still maintaining comparable total exposure.  We believe the once-a-day formulation, administered in the morning, will make it easier for patients to comply with dosing regime and to minimize the topiramate side effect profile.

About the EQUIP study

The EQUIP study will enroll approximately 1,250 subjects in up to 120 centers.  The study is a randomized, double-blind, placebo-controlled trial with subjects randomized to receive daily treatment with low dose Qnexa or full strength Qnexa or placebo, with the total duration of treatment being 56 weeks. Randomization will be stratified by gender, and at least 20% of subjects will be male. Approximately 1,250 subjects will be treated under the protocol, with 500 subjects randomized to placebo, 250 to low dose Qnexa, and 500 to full strength Qnexa. Subjects will be instructed to follow a mild hypocaloric diet representing a 500-calorie/day deficit and to implement a lifestyle modification program, as tolerated, throughout the study period. During the first 4 weeks of treatment (weeks 1-4), study medication will be titrated to the assigned dose level, with the dosage increased each week as determined by randomization group. During treatment weeks 5-56, the dose will be maintained at the final dose level. More information about the trial can be found at www.clintrials.gov.

About the Phase 3 Program

The phase 3 Qnexa program will include two pivotal, double-blind, placebo-controlled, multi-center studies in distinct populations that will compare Qnexa to placebo during a

56-week treatment period.  The studies are designed to proactively demonstrate the safety of Qnexa.  The first study, known as EQUIP (OB-302), will enroll morbidly obese adult subjects with a BMI of 35 or greater with controlled co-morbidities.  The second trial, known as CONQUER (OB-303), will enroll overweight and obese adult subjects with BMI’s from 27 to 45 and at least two co-morbid conditions, such as hypertension, dyslipidemia and type 2 diabetes.  The co-primary endpoints for these studies will evaluate the differences between treatments in mean percent weight loss from baseline to the end of the treatment period, and the differences between treatments in the percentage of subjects achieving weight loss of 5% or more.

The phase 3 program will also include a six-month confirmatory factorial study, known as EQUATE (OB-301), in obese subjects with BMI’s from 30 to 45.  This trial will evaluate two dose levels of Qnexa, compared to both placebo and the individual constituents of the combination. The primary endpoints will be similar to those evaluated in the pivotal studies.

Safety and tolerability of Qnexa in all phase 3 studies will be determined by reporting adverse events, physical exam, clinical laboratory data, electrocardiogram, cognitive function tests, psychological assessments, and clinical assessment of laboratory data. The phase 3 program will enroll approximately 4,500 subjects.

VIVUS will discuss the pivotal phase 3 studies during its Q3 earnings conference call scheduled for 9:00 a.m. ET on Friday, November 9, 2007.  You can listen to this call by dialing 1-866-202-3109 and outside the U.S. 1-617-213-8844, and entering passcode 66612840. A 30-day archive of the call can be accessed at http://ir.vivus.com/.

A replay of the conference call will be available beginning at 10:30 a.m. PT on November 9, 2007 through 10:30 a.m. ET on November 16, 2007. Access numbers for this replay are: 1-888-286-8010 (U.S./Canada) and 1-617-801-6888 (international). The access code for the replay is 69456684.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.